Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 10-K) of Oragenics, Inc. of our report dated February 16, 2018, with respect to the 2017 and 2016 financial statements of Oragenics, Inc. We consent to the incorporation of our report by reference in the following Registration Statements:

(i)	Form S-8 Registration Statements (Nos. (Nos. 333-110646, 333-150716, 333-163083, 333-177091 and 333-184588) of Oragenics, Inc. pertaining to the Oragenics, Inc. 2012 Equity Incentive Plan; and

(ii)	Registration Statements (Form S-1 No. 333-183685) and related Prospectus of Oragenics, Inc. for the registration of 9,437,834 shares of its common stock and (Form S-3 No. 333-190609 and No. 333-213321).

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

February 16, 2018